Exhibit 99

Research Update:

Hawaiian Electric Ratings Cut To ‘BBB’; Outlook Stable

Publication date:	23-May-2007
Primary Credit Analysts:	Barbara A Eiseman, New York (1) 212-438-7666; barbara_eiseman@standardandpoors.com Anne Selting, San Francisco (1) 415-371-5009; anne_selting@standardandpoors.com

Rationale

On May 23, 2007, Standard & Poor’s Ratings Services lowered its long-term corporate credit and unsecured debt ratings on Hawaiian Electric Co. Inc., Hawaiian Electric Light Co. Inc. (HELCO), and Maui Electric Co. Ltd. (MECO) to ‘BBB’ from ‘BBB+’. Standard & Poor’s affirmed its ‘A-2’ short-term corporate credit rating on Hawaiian Electric. The outlook is stable.

Hawaiian Electric is a subsidiary of diversified holding company Hawaiian Electric Industries Inc. (HEI) whose ratings were affirmed. Standard & Poor’s also revised its outlook on HEI to stable from negative.

The downgrade of Hawaiian Electric is the result of sustained weak bondholder protection parameters compounded by the financial pressure that continuous need for regulatory relief, driven by heightened capital expenditure requirements, is creating for the next few years.

The ratings on HEI are based on the consolidated credit profile of HEI’s units, which include Hawaiian Electric and its units (83% of core revenues and 65% of operating income as of Dec. 31, 2006) and the financial services operations of American Savings Bank FSB (17% of core revenues and 35% of operating income). Standard & Poor’s does not accord any credit uplift to American Savings Bank as a result of its affiliation with HEI.

HEI’s financial condition remains weak for the rating despite the healthy Hawaiian economy and the company’s efforts in recent years to strengthen its capital structure. Financial metrics have been pressured owing to rising operating and maintenance expenses, increasing capital outlays, and recently, lower electricity sales caused by cooler less humid weather and customer conservation. Absent responsive rate orders in Hawaiian Electric’s pending rate cases, prospective key financial metrics may not support a financial profile that is commensurate with the current ratings.

HEI and Hawaiian Electric have satisfactory business profiles of ‘5’ (business profiles are ranked from ‘1’ (excellent) to ‘10’ (vulnerable) and somewhat weak financial measures. HEI’s business position is characterized by limited competitive threats due to the utility’s geographic isolation, nominal stranded-asset risk, a good fuel adjustment clause, and solid banking operations. These strengths are tempered by Hawaii’s economic dependence on a limited number of industries, reliance on fuel oil, strained capacity reserve margins, and significant purchased power obligations. With regard to the bank, its earnings have been challenged by margin compression and rising interest costs.

A responsive final rate order from the Hawaii Public Utilities Commission (PUC) with regard to Hawaiian Electric’s 2005 rate case is crucial to help lift key financial measures to more appropriate levels for the ratings. In September 2005, the PUC issued an interim net rate hike of $41.1 million (3.3%) that is marginally supportive of current ratings. If the amount collected under the interim increase exceeds the amount of the increase ultimately approved in the PUC’s final decision and order, the company must refund the excess to its ratepayers with interest. There are no time restrictions in which the PUC must issue a final order.

In December 2006, Hawaiian Electric filed for a $99.6 million (7.1%) rate increase. Also pending before the PUC is MECO’s request for a $19 million (5.3%) rate increase and HELCO’s application for a $29.9 million (9.24%) rate hike. The PUC must issue an interim decision within 11 months, indicating possible interim orders in mid 2007 to early 2008. Rate relief is targeted toward enhancing earnings and recovering increased costs and reliability investments.

Of some concern is Hawaii’s Act 162, a new law which appears to confirm, in light of the state legislature’s interest in promoting renewable energy, the PUC’s ability to authorize the utility’s fuel adjustment clause. Although no parties to the rate case seem to oppose the continuation of the clause, a material change to the fuel adjustment mechanism would harm the company’s financial condition and detract from its currently satisfactory business profile.

A final order that closely mirrors the interim ruling on Hawaiian Electric’s 2005 rate case, as well as a supportive order in its most recently filed rate application, will be critical to lift key financial metrics to levels that are suitable for Standard & Poor’s guideposts for the ‘BBB’ rating category. Responsive rate decisions on HELCO’s and MECO’s pending rate cases will also help to support credit quality. With regard to HELCO, a settlement was reached for about 85% of the amount sought, or a $24.6 million (7.6%) rate hike. Importantly, the Consumer Advocate determined that the fuel adjustment clause complied with Act 162 and should be continued.

Hawaii’s economic growth is expected to be tied primarily to the rate of expansion in the mainland U.S. and Japan economies and increased military spending. The state’s economy grew by an estimated 2.7% in 2006 and is expected to grow by 2.6% in 2007. Military and federal government spending remains strong as the U.S. Department of Defense has redeployed military assets to Hawaii. Tourism is also a significant component of the Hawaii economy, with visitor expenditures up 2.9% and visitor days slightly down 0.3%, respectively, in 2006 compared with record levels in 2005. Continued growth is expected in 2007, with projected increases of 1.5% in visitor days and 4.8% in visitor expenditures. Although the housing market appears to be stabilizing, the construction industry continues to be healthy as indicated by an 8% increase in 2006 building permits compared to 2005. However, future growth in residential construction may slow with rising interest rates.

The company’s projected $1.2 billion capital expenditure program over the next five years will focus predominantly on additions and improvements to transmission and distribution facilities (approximately 51%) and on generation projects (approximately 41%). The balance is for general plant and other projects. These estimates don’t include outlays, which could be substantial, projects. These estimates don’t include outlays, which could be substantial, that would be required to comply with cooling water intake structure regulations or Regional Haze Rule amendments. Standard & Poor’s expects that consolidated cash flow from operations will fall short of covering projected capital expenditures and dividends in nearby years, resulting in increased reliance on outside capital.

HEI has certain bondholder protection metrics that are subpar for the current ratings. In this regard, total debt to capital (adjusted for purchased-power contracts, pensions and applying intermediate equity treatment to HECO’s hybrids preferred securities) and funds from operations (FFO) to total debt are somewhat weak at roughly 61% and 16%, respectively. Adjusted FFO interest coverage remains healthy at about 3.5x. Accordingly, rate relief, tight cost controls, improved earnings, and credit supportive actions by management will be required to lift the company’s overall financial profile to more suitable levels.

Short-term credit factors

The short-term corporate credit and commercial paper ratings on HEI and Hawaiian Electric are ‘A-2’. Ongoing growth in the Hawaii economy should allow the electric utility to generate relatively stable cash flows. However, accelerating capital expenditures will necessitate a somewhat higher reliance rate relief and on external capital in nearby years.

HEI maintains a $100 million unsecured revolving syndicated credit facility that expires on March 31, 2011. The covenants require HEI to maintain a nonconsolidated capitalization ratio of 50% or less and consolidated net worth of $850 million, with which the company is in compliance.

Hawaiian Electric maintains a $175 million unsecured revolving syndicated credit facility that expires on March 31, 2011. Pursuant to the agreement, the company must maintain a consolidated common stock equity to capitalization ratio of at least 35%, with which the company is in compliance.

Both HEI’s and Hawaiian Electric’s facilities support the issuance of commercial paper, but may also be drawn for general corporate purposes. Hawaiian Electric’s facility may also be drawn for capital expenditures. The facilities do not contain interest coverage ratio requirements, material adverse change clauses, or rating triggers. As of May 1, 2007, both HEI’s and Hawaiian Electric’s credit facilities were undrawn.

HEI has just $10 million coming due in October 2007 and Hawaiian Electric has no maturing long-term debt until 2012. As of March 31, 2007, HEI had $14.1 million of cash and cash equivalents (excluding American Savings Bank’s cash and cash equivalents).

HEI has $50 million of debt capacity remaining under a Rule 415 shelf registration and $96 million remains on an omnibus shelf registration.

Outlook

The stable outlook on Hawaii Electric reflects expectations for supportive regulatory decisions in several pending rate cases and continued health in the Hawaii economy. Unsupportive rate treatment that would result in the erosion of key financial parameters, especially cash flow coverage of debt, and a slump in the Hawaiian economy could lead to downward rating pressure. Higher ratings are not foreseen over the outlook horizon, given HEI’s relatively liberal debt burden and weak FFO to total debt ratio.

Ratings List

Downgraded

	To	From
Hawaiian Electric Co. Inc.
Corporate Credit Rating	BBB/Stable/A-2	BBB+/Negative/A-2
Senior Unsecured	BBB	BBB+
Preferred Stock	BB+	BBB-

Hawaii Electric Light Co. Inc.
Maui Electric Co. Ltd.
Corporate Credit Rating	BBB/Stable/--	BBB+/Negative/--
Senior Unsecured	BBB	BBB+

Ratings Affirmed

Hawaiian Electric Co. Inc.
Commercial Paper	A-2

Hawaiian Electric Industries Inc.
Corporate Credit Rating	BBB/Stable/A-2	BBB/Negative/A-2
Senior Unsecured	BBB
Preferred Stock	BB+

Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.

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